March 1, 2002

Merlin Software Technologies International, Inc.
Central Place
4370 Dominion Street, 3rd Floor
Burnaby, British Columbia
Canada V5G 4L7

Attention: Robert Heller, Chief Executive Officer

Transmitted by e-mail

Dear Sirs:

This letter agreement (the "Agreement") will confirm the understanding and agreement between Marco Polo Securities Inc. ("Marco Polo") and Merlin Software Technologies International, Inc. ("Merlin" or the" Company") as follows:

1. The Engagement. The Company hereby engages Marco Polo as its exclusive financial advisor in connection with general corporate finance advisory work and securing up to US$15 million in Financing from private equity sources (hereinafter, the "Engagement"). For purposes of this Agreement, a "Financing" shall mean any transaction or series or combination of transactions, other than in the ordinary course of business, whereby, directly or indirectly, an interest in the Company or any of its businesses or any of their respective assets is transferred to a third party for consideration, including, without limitation, by means of a sale or exchange of capital stock or assets, a private placement of equity or equity-related instruments, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a minority investment, the formation of a joint venture or partnership, or any other similar transaction in scale and scope.

2. Registered Broker Dealer. In accepting the Engagement, Marco Polo represents and warrants that it is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended, and hereby covenants to comply with all applicable securities laws in performing the services hereunder.

3. Scope of Services. In connection with its engagement as the financial advisor, Marco Polo anticipates performing the following services:

a. Facilitate introductions of potential investors and coordinate their visits with the Company. In connection therewith, Marco Polo will identify a list (the "List") of potential investors which Marco Polo intends to pursue (the "Identified Investors"). Whether an investor is placed upon the List is to be mutually determined by the Company and Marco Polo. Marco Polo and the Company acknowledge that the Company has already identified and developed a sub-set of investor relationships with a view to developing the Financing (the "Carved-Out' Identified Investors"). The Carved-Out Identified Investors are incorporated as part of this Agreement in Exhibit A hereto.

b. Provide financial advisory services, including screening and general business and financial analysis, feasibility analysis, and valuation of prospective sales of equity.

c. Assist, at the Company's request, in negotiations with potential investors in the Company.

d. Identify potential hurdles, including assessing the Company's existing capital structure, in securing the Financing. As part of this exercise, Marco Polo will develop and promote a range of acceptable capital restructuring alternatives.

The above description constitutes the entirety of Marco Polo's scope of work. It is understood that Marco Polo will not be providing advice or services with respect to legal, accounting or any other matters outside of the above scope of work; and that, while Marco Polo may be generally knowledgeable in such matters, Marco Polo is not an expert in such matters and has not been retained to provide advice in such matters.

Marco Polo acknowledges and agrees that, notwithstanding the Engagement of Marco Polo as Merlin's exclusive financial advisor, Merlin may, directly or through one or more third parties acting as Merlin's agent or finder, source investors for the Financing.

3. Term: The term of Marco Polo's engagement hereunder shall commence on the date hereof and shall expire on July 31st, 2002, unless earlier terminated as set forth herein (the "Term"). Either party may terminate this Agreement at any time by giving the other party at least 10 days' prior written notice, except that the Company may terminate this Agreement with immediate effect for Cause. "Cause" shall mean that Marco Polo materially breached this Agreement and failed to cure such breach within a reasonable time after receiving prior written notice of such breach from Merlin. Notwithstanding the termination of this Agreement (including by expiration of time), Paragraphs 4(b), 4(c), 4(d), 9, 10, 11, 12 and 13 hereof shall remain in full force and effect.

4. Compensation. As the total compensation for Marco Polo's efforts hereunder, the Company agrees to pay Marco Polo the compensation set forth below (collectively, the "Compensation").

a. A retainer fee of $30,000 per month payable in advance in two installments of $15,000 each on the first and 15th day of each month, provided that the retainer fee for the month of March, 2002, will be payable in advance in a single installment upon the signing of this Agreement. The Company and Marco Polo agree that in the event that Marco Polo performs no services for the Company in any given month during the term hereof, then Marco Polo and the Company shall mutually agree upon a reduction of the retainer fee for such month.

b. A success fee of 7.0% of the net proceeds received by the Company from a Financing developed by Marco Polo (the "Success Fee"); provided, however, that if any portion of the Financing is provided by Carved-Out Identified Investors or by investors other than Identified Investors or Carved-Out Identified Investors, the resulting Success Fee (or pro rata share thereof) due Marco Polo will be reduced to 4.0% for such portion of the Financing (the "Reduced Success Fee"). The Success Fee or the Reduced Success Fee, as the case may be, is payable upon receipt by the Company of the net proceeds of any such Financing; provided, however, that if the Financing closes in several tranches, Marco Polo will be entitled to receive the appropriate percentage of the net proceeds of each such tranche upon receipt by the Company thereof.  Additionally, the Company will be obligated to pay Marco Polo the Success Fee or the Reduced Success Fee, as the case may be, if a Financing closes within one year following the expiration or termination of this Agreement.

c. If Marco Polo is successful in completing a Financing, Marco Polo will be entitled to receive, as an additional success fee, warrants (the "Financing Fee Warrants") entitling it to purchase such number of shares of common stock in the Company (the "Shares") as will be equal to five percent (5%) of such number of Shares issued by the Company to the investors participating in the Financing. The Financing Fee Warrants will be exercisable at a price per Share determined with reference to the average closing price for the Company's common stock on the Over-the-Counter Bulletin Board service (the "OTCBB") of the National Association of Securities Dealers, Inc. during the five trading days commencing on March 1, 2002 and ending on March 7, 2002. Such Warrants will be exercisable upon issuance and will expire two years from the date of issuance.

d. Upon completion of a restructuring in advance of the Financing (see Paragraph 3(d)), Marco Polo will be entitled to receive Share purchase warrants (the "Restructuring Fee Warrants"). The Company will have the right to determine, in its sole discretion, the number of Restructuring Fee Warrants and the exercise price thereof; provided, however, that the Restructuring Fee Warrants will have an aggregate value as at the date of issuance of $250,000, calculated by multiplying (i) the difference between the average closing price of the Company's common stock on the OTCBB during the five trading days immediately preceding the date of issuance and the exercise price per Share, by (ii) the number of Restructuring Fee Warrants determined by the Company to be issuable to Marco Polo. The Restructuring Fee Warrants will be will be exercisable upon issuance and will expire two years from the date of issuance.

Marco Polo acknowledges and agrees that:

a. the Company has issued certain Series A convertible notes (the "Notes") and Series A warrants (the "Warrants") under the Note and Warrant Purchase Agreement (the "Agreement") dated as of August 18, 2000 among the Company, Merlin Software Technologies, Inc. (the "Subsidiary"), Narragansett I, L.P., Narragansett Offshore Ltd., Pequot Scout Fund, L.P. and SDS Merchant Fund, L.P.;

b. the Notes and the Warrants contain anti-dilution provisions (the "Series A Antidilution Provisions") that may be triggered by an award of Warrants to Marco Polo in certain circumstance; and

c. if the Company is not successful in renegotiating the Series A Antidilution Provisions, the terms of the Warrants will be renegotiated by the Company and Marco Polo, each acting in good faith, to minimize the impact of the Series A Antidilution Provisions on the Company's ability to secure a Financing or any additional financing.

The Warrants will be issued to Marco Polo at the time of closing of the Financing, subject to applicable securities laws and execution and delivery by Marco Polo of a warrant subscription agreement in form and substance reasonably acceptable to the Company and its counsel. None of the Warrants or the Shares will be registered under the Securites Act of 1933, as amended (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act ("Regulation S"), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act.

5. Reimbursement of Expenses. In addition to Compensation due Marco Polo under this Agreement, and regardless of whether the Financing is consummated, the Company agrees to reimburse Marco Polo for all reasonable out-of-pocket expenses including, without limitation, travel, professional and legal fees and disbursements incurred in connection with Marco Polo's Engagement under this Agreement; provided that in order to be eligible for reimbursement under this Agreement: (a) any single expense item in excess of $500, and any expenses that are anticipated to amount in the aggregate to more than $1,500 in any single month, shall require the prior written approval of the Company; and (b) meal expenses incurred in connection with the Engagement will be limited to $60 per day per person. Marco Polo shall document and invoice the Company for out-of-pocket expenses incurred by Marco Polo in connection with the Engagement and such invoice(s) shall be immediately due and payable by the Company (unless otherwise mutually arranged by the Company and Marco Polo).

6. Company Discretion. The Company shall have the sole and absolute right to accept or reject any Financing.

7. Company Information. Marco Polo will rely upon information (the "Information") provided to it by the Company and its agents, or from publicly available sources and will assume that such Information is complete and accurate in all respects. Marco Polo will not assume any responsibility for the independent verification of the Information.

8. Company Covenants. The Company agrees that it shall use its best efforts to keep Marco Polo informed at weekly intervals of all contemplated transactions, if any (both financial and strategic), during the term of this Agreement and shall notify Marco Polo when a proposed transaction with any party or investor is reasonably probable. The Company also agrees that any and all Information provided to Marco Polo and any investor by the Company, including any business plan abstract, shall not be false, inaccurate or misleading.

9. Non-Disclosure and Confidentiality. In connection with the Engagement of Marco Polo, the Company will furnish to Marco Polo certain information that is either non-public, confidential or proprietary in nature (the "Confidential Information"). Pursuant to the U.S. Securities and Exchange Commission's Regulation FD, the Company is permitted to disclose to Marco Polo on a confidential basis, Confidential Information so long as Marco Polo agrees to bound by the terms of this Section 9. Marco Polo acknowledges that the Confidential Information will be provided to Marco Polo, or Marco Polo will be granted access to the Confidential Information, solely for the purposes of this Engagement, and Marco Polo agrees to receive the Confidential Information on the following terms and conditions:

a. that the Confidential Information is to be received and maintained in confidence;

b. that no copies, summaries or reproductions of the Confidential Information or any part thereof may be made without the prior written consent of the Company except as may be reasonably necessary for the purposes of the Engagement;

c. Marco Polo will not, directly or indirectly, disclose, communicate or make known the Confidential Information or any part thereof to any person, firm or corporation for any purpose other than the purposes of the Engagement;

d. Marco Polo will take all reasonable precautions to safeguard the Confidential Information against unauthorised disclosure;

e. that upon request by the Company, Marco Polo will promptly return to the Company, all Confidential Information, including all reproductions and copies thereof together with all materials and documents created by Marco Polo containing Confidential Information or references thereto from which reference to the substance of the Confidential Information can be implied or understood;

f. that the Confidential Information shall be disclosed only to those professional advisers, directors, officers, employees and agents of Marco Polo (collectively, the "Permitted Persons") as are reasonably necessary to accomplish the purpose(s) of this Agreement;

g. that the confidential and proprietary nature of the Confidential Information shall be communicated to the Permitted Persons; and

h. Marco Polo will be responsible for any unauthorised use or disclosure of Confidential Information by the Permitted Persons and by any and all other persons to whom it discloses the Confidential Information.

10. Prohibition Against Trading on Inside Information. Marco Polo hereby acknowledges that Marco Polo is aware, and further agrees that Marco Polo will advise the Permitted Persons, that United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11. Disclosure of Confidential Information in Certain Circumstances. If Marco Polo is required by any applicable law, stock exchange regulations or court order to disclose any Confidential Information, Marco Polo shall first notify the Company in writing, sufficiently in advance so as to provide the Company with reasonable opportunity to seek to prevent such disclosure or to seek to obtain a protective order for such Confidential Information.

12. Confidential Nature of Advice and Identities of Prospective Investors. Any advice, either oral, written or otherwise, provided to the Company by Marco Polo pursuant to this Agreement will be prepared solely for the confidential use of the Company, and shall not be disclosed or disseminated to an unrelated party in any manner by the Company without the prior written consent of Marco Polo, except as required by law or court action. The Company agrees that the identity of prospective investors exclusively introduced to the Company by Marco Polo shall remain confidential information and shall not be used for any purpose or disclosed to any other person or party other than in connection with this Engagement without the prior written consent of Marco Polo.

13. Indemnification by the Company. The Company agrees to indemnify and hold harmless Marco Polo and its affiliates, and their respective officers, directors, employees and agents (each, an "Indemnified Person") from and against any and all losses, claims, damages, expenses and liabilities asserted by third parties related to, or arising out of, or in connection with this Engagement, except to the extent attributable to the gross negligence or willful misconduct of an Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this Engagement, except for any such liability for losses, claims, damages, expenses or liabilities incurred by the Company that is finally judicially determined to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person; provided, however, that the amount of any such liability attributable to such Indemnified Persons, individually and collectively, in no event shall exceed, in the aggregate, the total amount of the fees to be paid as set forth under "Compensation" above.

14. Other Engagements. The Company acknowledges that Marco Polo is and will be acting as a financial advisor to other business enterprises, and agrees that the provision of such services to such enterprises shall not constitute a breach hereof or of any duty owed to the Company by virtue of this Agreement.

15. Future Cooperation. The Company and Marco Polo mutually agree to cooperate on future investment banking activities undertaken by the Company. Such activities will be subject to a separate and subsequent agreement. In the event that Marco Polo agrees to provide any investment banking or financial advisory services to the Company or its affiliates, Marco Polo shall be paid fees which are consistent with Marco Polo's customary fees for the services rendered.

16. General Provisions.

a. Notices. Any notice or other communication pursuant hereto shall be in writing and given to a party at its principal executive office, addressed, in the case of Marco Polo to: Karim Shariff, Partner , c/o Marco Polo Partners LLC, 632 Broadway, 8th floor, NY, NY 10012 and, in the case of the Company to: Trevor McConnell at the address indicated above, by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail.

b. Currency. Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

c. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

d. Dispute Resolution. Any dispute or controversy arising out of the Engagement or any breach thereof shall be resolved through binding arbitration before a single, mutually approved arbitrator located in the City of New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator, who shall have experience in commercial real estate and financial advisory matters, may be entered in any court having jurisdiction thereof.

e. Severability. If any provisions hereof are found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement shall remain in full force and effect.

f. Amendments. This Agreement may be amended or modified only upon written agreement of the parties hereto.

g. Strict Construction. This Agreement will be interpreted in accordance with its terms and without any strict construction in favor of or against either party.

h. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes, terminates, and replaces all prior or contemporaneous negotiations, representations, understandings, discussions, offers, and agreements, written or oral, between the parties, including any term sheet or letter of intent, regarding such subject matter.

i. Agreement Not Assignable. This Agreement and the rights, duties, and obligations of any party hereunder will not be assigned by any party hereto without the prior written consent of the other.

j. Publicity. The Company agrees to include a statement that Marco Polo acted as its exclusive financial advisor in each of its press releases relating to the Financing. The Company agrees that Marco Polo has the right at its own expense to place advertisements in financial and other newspapers and journals describing its services to the Company provided that Marco Polo first submits a copy of any such advertisement to the Company for its approval, which shall not be unreasonably withheld or delayed.

k. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

If the foregoing correctly sets forth the understanding and agreement between Marco Polo and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

MARCO POLO SECURITIES INC.

By: /s/ signed

We hereby acknowledge receipt of this Agreement and sign below signifying our full acceptance to the terms and conditions hereof:

MERLINSOFTWARE TECHNOLOGIES INTERNATIONAL, INC.

By: /s/ Robert Heller
Name: Robert Heller
Title: Chief Executive Officer

EXHIBIT A:

List of Carved-Out Identified Investors
(provided by Merlin)